UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2005
SYKES ENTERPRISES, INCORPORATED
(Exact name of registrant as specified in its charter)

Florida	0-28274	56-1383460

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 N. Ashley Drive, Tampa, Florida	33602

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (813) 274-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 13, 2005, Sykes Enterprises, Incorporated and David L. Pearson entered into a new employment agreement, dated September 13, 2005, the material terms and conditions of which are summarized below. This employment agreement replaces Mr. Pearson’s employment agreement dated June 15, 2004. The employment agreement provides that Mr. Pearson will serve as an executive of the company. Mr. Pearson serves as Senior Vice President and Chief Information Officer. The agreement will continue until terminated by one of the parties. Under the agreement, Mr. Pearson’s annual base salary is to be not less than $210,000, retroactive to July 26, 2005, and he is entitled to participate in a performance based bonus program ranging from 0% to 50% of his base salary, and to standard executive fringe benefits.
     If the agreement is terminated by the Company for any reason other than death, disability, or cause (as defined in the agreement), or if it is terminated by Mr. Pearson for good reason (as defined in the agreement), the Company is required to pay Mr. Pearson an amount equal to his weekly base salary for 52 weeks after the termination of the agreement, and Mr. Pearson may not compete with the Company during such period in any area in which the Company’s clients were conducting business during the term of the agreement. The agreement also provides that if Mr. Pearson’s employment is terminated by the Company due to his death, disability or cause, or voluntarily by Mr. Pearson other than for good reason, then the Company will have no obligation to pay him any salary, bonus or other benefits other than those payable through the date of termination, and Mr. Pearson may not compete with the Company for a period of 52 weeks following the termination of his employment. The agreement provides that, after termination of his employment for any reason, whether by the Company or Mr. Pearson, Mr. Pearson may not solicit the Company’s employees for a period of one year after termination of his employment. The agreement contains customary confidentiality provisions.
Item 1.02. Termination of a Material Definitive Agreement.
See Item 1.01 above.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.

Exhibit 99.1	Employment Agreement dated as of September 13, 2005, between Sykes Enterprises, Incorporated and David L. Pearson.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYKES ENTERPRISES, INCORPORATED
	By:	/s/ W. Michael Kipphut
W. Michael Kipphut
Date: September 19, 2005		Senior Vice President and Chief Financial Officer